As filed with the Securities and Exchange Commission on September 26, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

ALCOA INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	25-0317820
(State of Incorporation)	(I.R.S. Employer Identification No.)

390 Park Avenue

New York, New York 10022-4608

(Address of principal executive offices, including zip code)

ALCOA SAVINGS PLAN FOR BARGAINING EMPLOYEES

ALCOA SAVINGS PLAN FOR NON-BARGAINING EMPLOYEES

ALCOA SAVINGS PLAN FOR SUBSIDIARY AND AFFILIATE EMPLOYEES

(Full Titles of Plans)

Lawrence R. Purtell

Executive Vice President and General Counsel

390 Park Avenue

New York, New York 10022-4608

(Name and address of agent for service)

Telephone number of agent for service (212) 836-2650

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1) (2) (3)	Proposed Maximum Offering Price Per Share (4)	Proposed Maximum Aggregate Offering Price (4)	Amount of Registration Fee (5)
Alcoa Inc. common stock, $1.00 par value	15,000,000 shares	$36.77	$551,550,000	$16,932.59

(1)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of interests to be offered or sold pursuant to the Plans described herein.
(2)	This Registration Statement also covers additional securities that may be offered as a result of stock splits, stock dividends or similar transactions.
(3)	The number of shares of common stock of Alcoa Inc. (“Alcoa”), par value $1.00 per share (“Common Stock”), to be registered is to be allocated to the Plans described herein as follows: 5,500,000 shares to the Alcoa Savings Plan for Bargaining Employees, 9,000,000 shares to the Alcoa Savings Plan for Non-Bargaining Employees and 500,000 shares to the Alcoa Savings Plan for Subsidiary and Affiliate Employees.
(4)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of shares of the Common Stock reported on the New York Stock Exchange on September 25, 2007.
(5)	Pursuant to Rule 457(p) under the Securities Act of 1933, as amended, the total filing fee due for this Registration Statement ($16,932.59) is offset by a filing fee of $22,156 previously paid by Alcoa under Registration Statement No. 333-142669 on Form S-4 initially filed by Alcoa with the Commission on May 7, 2007, as amended on June 7, 2007, and withdrawn on July 12, 2007. No securities were issued under Registration Statement No. 333-142669.

The contents of the earlier Registration Statements on Form S-8 filed by Alcoa with the Securities and Exchange Commission on March 15, 2000 (File No. 333-32516), as amended to date, on June 24, 2003 (File No. 333-106411), as amended to date, and on September 20, 2005 (File No. 333-128445), relating to the Alcoa Savings Plan for Bargaining Employees, the Alcoa Savings Plan for Non-Bargaining Employees, and the Alcoa Savings Plan for Subsidiary and Affiliate Employees, are incorporated by reference in this Registration Statement. This incorporation is made under General Instruction E of Form S-8 regarding the registration of additional securities of the same class as other securities for which there has been filed a Registration Statement on Form S-8 relating to the same employee benefit plan.

This Registration Statement is being filed to register an additional 15,000,000 shares of Common Stock, together with an indeterminate number of plan interests, for offer and sale under the Alcoa Savings Plan for Bargaining Employees, the Alcoa Savings Plan for Non-Bargaining Employees and the Alcoa Savings Plan for Subsidiary and Affiliate Employees (collectively, the “Plans”), of which 5,500,000 shares, 9,000,000 shares and 500,000 shares, respectively, are being allocated to such Plans.

With this filing, the following respective number of shares of Common Stock, as adjusted for the 2-for-1 stock split effective June 9, 2000, are allocated to the Plans from the aggregate amount originally registered under Registration Statement No. 333-32516, as amended to date, Registration Statement No. 333-106411, as amended to date, Registration Statement No. 333-128445 and this Registration Statement:

Plan Name	Shares
Alcoa Savings Plan for Bargaining Employees	13,860,000
Alcoa Savings Plan for Non-Bargaining Employees	24,104,327
Alcoa Savings Plan for Subsidiary and Affiliate Employees	4,500,000

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The Securities and Exchange Commission (SEC) allows Alcoa to “incorporate by reference” in this Registration Statement the information in the documents that it files with the SEC, which means that Alcoa can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this Registration Statement, and information in documents that Alcoa files later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this Registration Statement. Alcoa incorporates by reference in this Registration Statement the documents listed below and any future filings that it or the Plans may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) until all of the securities that may be offered by this Registration Statement are sold, except that Alcoa is not incorporating by reference any information that is not deemed to be filed under those sections or that is furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K.

•	Alcoa’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and the Plans’ Annual Report on Form 11-K for the fiscal year ended December 31, 2006;

•	Alcoa’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, and June 30, 2007;

•

Alcoa’s Current Reports on Form 8-K filed on January 19 (two Reports), January 25, February 1, February 16, March 1, April 25, May 7, July 3, July 6, July 10, July 12 (second Report), August 15, September 12 and September 20, 2007; and

•	The description of Alcoa’s Common Stock contained in Alcoa’s Registration Statement on Form S-3 (File No. 333-74874), filed December 10, 2001.

Alcoa will furnish without charge to you, upon written or oral request, a copy of any or all of the documents described above, except for exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents. Requests for copies should be addressed to:

Alcoa Inc.

Attention: Investor Relations

390 Park Avenue

New York, New York 10022-4608

Telephone: (212) 836-2674

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

The validity of the Common Stock to be issued in connection with the Plans will be passed upon by Thomas F. Seligson, Esq., Counsel of Alcoa. Mr. Seligson is paid a salary by Alcoa, is a participant in various benefit plans offered by Alcoa to employees of Alcoa generally, and beneficially owns, or has rights to acquire, an aggregate of less than 1% of Alcoa’s outstanding Common Stock.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Alcoa has purchased a liability insurance policy with an aggregate limit of $200 million, with certain specified deductible amounts for liability of directors and officers and reimbursement to Alcoa for indemnification provided to directors and officers. The policy has an expiration date of October 1, 2007 and provides liability insurance and reimbursement coverage for Alcoa, and its directors and officers, which is permitted by the laws of Pennsylvania.

ITEM 8.	EXHIBITS

Exhibit Number	Description
4(a)	Articles of Alcoa, as amended (incorporated by reference to Exhibit 3(a) to Alcoa’s Quarterly Report on Form 10-Q (Commission file number 1-3610) for the quarter ended June 30, 2000).

4(b)	By-laws of Alcoa, as amended (incorporated by reference to Exhibit 3 to Alcoa’s Current Report on Form 8-K filed on September 20, 2007).

5(a)	Opinion of Thomas F. Seligson, Counsel of Alcoa.

5(b)	In lieu of the opinion of counsel or determination letter contemplated by Item 601(b)(5) of Regulation S-K, Alcoa hereby confirms that it has submitted the Plans and undertakes that it will submit all amendments thereto to the Internal Revenue Service (the “IRS”) in a timely manner, and that it has made or will make all changes required by the IRS in order to qualify the Plans under Section 401 of the Internal Revenue Code.

15	Letter regarding unaudited interim financial information.

23(a)	Consent of PricewaterhouseCoopers LLP.

23(b)	Consent of Counsel (included as part of Exhibit 5(a)).

24	Power of Attorney of certain directors of Alcoa (incorporated by reference to Exhibit 24 to Alcoa’s Annual Report on Form 10-K for the year ended December 31, 2006).

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, the Commonwealth of Pennsylvania, on this 26th day of September, 2007.

ALCOA INC.
(Registrant)

By:	/s/ Joseph R. Lucot
Joseph R. Lucot
Vice President and Controller
(Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Alain J.P. Belda Alain J.P. Belda	Chairman of the Board and Chief Executive Officer; Director (Principal Executive Officer)	September 26, 2007

/s/ Charles D. McLane, Jr. Charles D. McLane, Jr.	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	September 26, 2007

/s/ Joseph R. Lucot Joseph R. Lucot	Vice President and Controller (Principal Accounting Officer)	September 26, 2007

Kathryn S. Fuller, Carlos Ghosn, Joseph T. Gorman, Judith M. Gueron, Klaus Kleinfeld, James W. Owens, Henry B. Schacht, Franklin A. Thomas and Ernesto Zedillo, each as a Director (constituting a majority of the Board of Directors), on September 26, 2007, by Donna C. Dabney, their attorney-in-fact.

/s/ Donna C. Dabney
Donna C. Dabney
Attorney-in-fact

The Plans. Pursuant to the requirements of the Securities Act of 1933, the Plans’ Benefits Management Committee has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, the State of New York, on this 26th day of September, 2007.

ALCOA INC. BENEFITS MANAGEMENT COMMITTEE

By:	/s/ Regina Hitchery
Regina Hitchery, Member

By:	/s/ Charles D. McLane, Jr.
Charles D. McLane, Jr., Member

By:	/s/ Lawrence R. Purtell
Lawrence R. Purtell, Member

INDEX TO EXHIBITS

Exhibit Number	Description
4(a)	Articles of Alcoa, as amended (incorporated by reference to Exhibit 3(a) to Alcoa’s Quarterly Report on Form 10-Q (Commission file number 1-3610) for the quarter ended June 30, 2000).

4(b)	By-laws of Alcoa, as amended (incorporated by reference to Exhibit 3 to Alcoa’s Current Report on Form 8-K filed on September 20, 2007).

5(a)	Opinion of Thomas F. Seligson, Counsel of Alcoa.

5(b)	In lieu of the opinion of counsel or determination letter contemplated by Item 601(b)(5) of Regulation S-K, Alcoa hereby confirms that it has submitted the Plans and undertakes that it will submit all amendments thereto to the Internal Revenue Service (the “IRS”) in a timely manner, and that it has made or will make all changes required by the IRS in order to qualify the Plans under Section 401 of the Internal Revenue Code.

15	Letter regarding unaudited interim financial information.

23(a)	Consent of PricewaterhouseCoopers LLP.

23(b)	Consent of Counsel (included in Exhibit 5(a)).

24	Power of Attorney of certain directors of Alcoa (incorporated by reference to Exhibit 24 to Alcoa’s Annual Report on Form 10-K for the year ended December 31, 2006).